August 19, 2025
Revised: September 8, 2025

Ms. Andrea Greenberg
MSG Networks Inc.
Eleven Pennsylvania Plaza
New York, NY 10121

Dear Andrea:

As you know, your employment with MSG Networks Inc. (“MSG”) will cease on September 2, 2025 (the “Separation Date”). We are prepared to provide you with certain Departure Benefits (as defined in Section 2 below) as set forth in this Agreement (the “Agreement”) in consideration of your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement. To receive the Departure Benefits set forth in Section 2 below, you must execute and return this Agreement no later than September 10, 2025. This Agreement shall become automatically null and void unless this Agreement is executed and returned by you in accordance with the preceding sentence.
You acknowledge and agree that the Departure Benefits being provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration. Now, therefore, you and MSG agree as follows:
1.    Termination of Employment/Effect on Benefits
(a)    Termination of Employment. Your employment will terminate as of the Separation Date. As of that date, you will cease to accrue credit toward pension vesting or any other benefits.
    (b)    Return of Company Property. You acknowledge and agree that as of the Separation Date, you will return to MSG (or, in the case of electronic information, destroy) all of the Company’s (as defined in Section 3(a) below) property, including, without limitation, Confidential Information (as defined in Annex A of your Employment Agreement, dated August 27, 2024 (the “Employment Agreement”)), office keys, Company identification cards, access, press and other passes, and all documents, files, drawings, concept sketches, artwork, digital or physical creative work, mood boards, content, reels, equipment, computers, laptops, printers, cell phones, monitors, telephones, smartphones or other personal electronic devices, fax machines, credit cards, computer software, flash drives, discs, account information (including user names and passwords) for all systems, programs, and data storage repositories used by you in connection with your employment, and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”) and, if requested, will certify that you have retained no copies of any such materials following the Separation Date. You acknowledge and agree that other than for Company business prior to the Separation Date: (i) you have not and will not utilize the Company Property (other than for personal use as permitted by the Company, including during your employment) or make or retain any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) you have not and will not access, utilize or affect in any manner, any of the Company Property, including, without limitation, its electronic communications systems
MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

or any information contained therein (other than for personal use as permitted by the Company, including during your employment). Notwithstanding the foregoing, you may retain certain Company issued hardware that you currently possess, as agreed upon between you and the Company (subject to the removal of all Company information, including Confidential Information, as of the Separation Date, as coordinated between you and John Eversole, EVP Chief Security Officer, or his designee).
    (c)    Health Coverage. Your Sphere Entertainment Co. (“Sphere”) sponsored medical, dental and/or vision coverage, if any, will cease as of the last day of the month in which the Separation Date occurs. You may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis.
    (d)    Life, Disability and AD&D Insurance. Your Sphere-sponsored life, long-term disability and accidental death and dismemberment ("AD&D") insurance coverage, if any, will cease as of the Separation Date.  You may port or convert your company-sponsored life insurance, or convert your supplemental AD&D coverage, by completing the applicable notices you will receive separately and complying with the applicable requirements.
    (e)    Retirement Plans. Any vested benefits that you may have accrued under the Madison Square Garden 401(k) Savings Plan; or any other benefit plan in which you were eligible to participate as a Company employee (the “Plans”), if any, will be payable after the Separation Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the termination of your employment on the Separation Date, pursuant to the terms and conditions of the Plans, you will forfeit all benefits that are not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the Corporate Benefits Department.
(f)    Paid Time Off. You will be paid for any accrued and unused paid time off to which you may have been entitled under Company policies (and as limited thereby), if any, through the Separation Date as soon as reasonably practicable after the Separation Date.
(g)    Additional Positions. You hereby resign, effective as of the Separation Date, from all positions you held with any joint ventures, subsidiaries, affiliated and/or related entities of the Company.
2.    Departure Benefits
Subject to the terms and conditions contained in this Agreement, if you: (i) execute and return this Agreement by the date set forth above, (ii) have complied with all of the terms, conditions and obligations applicable to you under this Agreement, and (iii) do not revoke this Agreement during the revocation period set forth in Section 7(a) below:
(a)LTIP.  All of the time-based restrictions on each of your outstanding restricted stock unit awards granted to you under the plans of Sphere and Madison Square Garden Entertainment Corp. (“MSGE”) (in each case, if any) that were otherwise scheduled to vest on September 15, 2025 had your employment continued through such date will be eliminated on the Effective Date (as defined in Section 7(b) below), and payment and deliveries with respect to such restricted stock units (including restricted stock units that were subject to performance criteria that were previously deemed satisfied by the Compensation Committee of the Board of Directors of Sphere) shall be made on the first business day of the seventh month following the Separation Date, in accordance with Section 9(g) below. All other restricted stock unit awards granted to you under the plans of Sphere or MSGE shall be forfeited on the Separation Date in accordance with their terms. In the event of any conflict between the plans of Sphere and MSGE and this Agreement, this Agreement shall prevail unless

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

and only to the extent that the plans (and/or any portion thereof), as applicable, grant you additional, broader, and/or greater rights.
(b)MPIP.  In lieu of your bonus under the Sphere Management Performance Incentive Plan (“MPIP”) with respect to the fiscal year ended December 31, 2025, the Company shall pay you a lump sum cash payment of $2,025,000, subject to applicable taxes and deductions, no later than when bonuses are paid to employees of Sphere, but in any event, no later than March 15, 2026.
(c)Non-Compete. You will be released from the non-compete restriction set forth in Annex A of the Employment Agreement.
(d)Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits due to you hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement.
(e)No Other Departure Benefits. For purposes of this Agreement, the departure benefits set forth in this Section 2 shall be referred to as the “Departure Benefits.” The Departure Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below).
3.    Release
    (a)    You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge MSG, together with its direct and indirect (i) parent companies (including, without limitation, Sphere), (ii) subsidiaries, (iii) affiliates (including, without limitation, MSGE and its subsidiaries and affiliates as well as Madison Square Garden Sports Corp. and its subsidiaries and affiliates), (iv) joint ventures, (v) partners, and (vi) related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, licensors, suppliers, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims in connection with, arising out of, or relating in any way to your employment by MSG or the Company, or the termination of your employment. For the avoidance of doubt, you understand and agree that the release described herein includes not only claims presently known to you, but also includes all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the release. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but you nevertheless waive any claims or rights based on different or additional facts. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York City Human Rights Law, the Sarbanes-Oxley Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
    (b)    Notwithstanding the generality of the foregoing, this Agreement does not prevent or prohibit you from filing a claim with a federal, state or local government agency responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Securities Exchange Commission, or their applicable state and/or local equivalent.  This Agreement also does not prevent you from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees.  In addition, nothing in this Agreement limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA.  Further, nothing herein constitutes a release or waiver by you of: (i) any claim or right that may arise after the execution of this Agreement; (ii) any claim or right to vested benefits; and/or (iii) any claim or right you may have under this Agreement. In addition, your rights of indemnification, advancement and/or insurance, including without limitation under Sphere’s Articles of Incorporation, under your indemnification agreement with Sphere, under any insurance policy, and/or under any other resolution of the Board of Directors of Sphere shall not be released, diminished or affected by this Agreement or the termination of your employment.
(c)You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept monetary relief in such civil action, suit or legal proceeding.
(d)You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.
4.Continuing Obligations and Non-Solicitation/Non-Hire
(a)Except as otherwise provided in this Agreement, the rights and obligations imposed upon you and MSG in Annex A of the Employment Agreement, as set forth therein, shall remain in full force and effect after the Separation Date for the periods stated therein, and are incorporated herein by reference.
(b)You agree that for one (1) year after the Separation Date, you shall not: (i) solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, consultant or vendor of the Company to cease or reduce working for and/or doing business with the Company; or (ii) hire, directly or indirectly, any employee of the Company. This restriction does not apply to the hiring or recruiting of any employee, consultant or vendor after one (1) year has elapsed after the date on which such person’s relationship with the Company was terminated (it being understood that no one- (1-) year reference period shall apply to any employee who was involuntarily terminated by the Company without cause or to any employee whose employment agreement was not renewed by the Company). You acknowledge that this Non-Solicitation/Non-Hire provision is reasonable and necessary, and does not impose a greater restraint than necessary to protect the Company’s legitimate business interests.

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

5.Confidentiality
    You hereby agree to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant), provided that you shall be liable for the breach of this confidentiality covenant by any of the foregoing if you failed to instruct the disclosing non-party to maintain confidentiality and/or directly or indirectly assisted or procured such breach; or as required by law, rule, regulation or judicial process. The Company agrees to keep the existence and terms of this Agreement confidential and not to disclose them to any persons other than (i) to Company employees on a “need to know” basis or (ii) as required by law, rule, regulation or judicial process. You agree not to issue any press release or public statement or otherwise disclose any matter arising in connection with this Agreement (other than as provided for herein), unless so issued or disclosed with the prior written consent of the Company. Notwithstanding the foregoing, you are expressly permitted to (i) disclose your taxable income as required and/or permitted by law, (ii) disclose any terms of this Agreement that are otherwise publicly available, including those documented in any Form 8-K filed with the Securities and Exchange Commission, and/or (iii) advise any potential employer or person or entity with whom/which you may enter into a business or other professional relationship that you are subject to the restrictive covenants and other obligations set forth in this Agreement and in Annex A of the Employment Agreement (as modified by this Agreement).
6.Right to Counsel/Voluntary Waiver
The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 3(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.
7.Revocation
    (a)    Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you execute it. This Agreement will not be binding or enforceable until that seven- (7) day period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Shari Holtzman, SVP Associate General Counsel, at shari.holtzman@msg.com, no later than 5:00 p.m. on the seventh (7th) day after you executed this Agreement. A letter of revocation that is not received by the seventh (7th) day after you have executed the Agreement will be invalid and will not revoke this Agreement.
    (b)    Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 7, the eighth (8th) day after the date on which you execute the Agreement shall be the “Effective Date” of the Agreement.
8.Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation
    (a)    This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
    (b)    You hereby irrevocably submit to the jurisdiction of the New York Supreme Court located in Manhattan and the United States District Court for the Southern District of New York solely in respect of the

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by MSG or the Company, and/or the termination of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d)    You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
9.Additional Provisions
(a)    Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 4 or 5 of this Agreement may cause irreparable harm to the Company for which monetary damages alone may not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to seek an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without any bond or other security being required.
(b)    Withholdings. The Company may withhold from any payment due hereunder any taxes or other withholdings that are required to be withheld under any law, rule or regulation.
(c)    Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(d)    Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning its subject matter, and supersedes any and all prior agreements, discussions, understandings, promises and expectations. This Agreement may be modified only by a written instrument signed by you and by MSG and, to the extent applicable, Sphere or MSGE.
    (e)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of you, MSG and its respective successors and assigns, provided that you may not assign this Agreement without the express written consent of MSG. In addition, the provisions of Sections 1 through 3, 8 and 9 (the “Sphere Specified Sections”) shall be binding upon and inure to the benefit of Sphere and its successors and assigns. Furthermore, the provisions of Sections 2, 8 and 9 (the “MSGE Specified Sections”) shall be binding upon and inure to the benefit of MSGE and its successors and assigns.
(f)    Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above is held illegal, invalid or unenforceable, MSG, Sphere and MSGE shall be released from any obligations under Section 2.

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

(g)    Section 409A. It is the intent that payments under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that this Agreement be interpreted and administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that constitutes deferred compensation and would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following the date of your separation and the first such payment will include the cumulative amounts of any payments that would have been paid prior to such date if not for such restriction. Each payment under this Agreement shall be treated as a separate payment under Section 409A.
10.Acknowledgments and Waivers Including Express Waiver Under the ADEA
By executing below, you certify and acknowledge as follows:
(a)That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action (except as otherwise provided herein) in connection with, arising out of, or relating in any way to your employment by MSG or the Company, or the termination of your employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;
(b)    That you have executed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;
    (c)    That you have been and are hereby advised in writing to consult with an attorney prior to executing this Agreement, and that you have been given an adequate opportunity to do so;
    (d)    That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;
    (e)    That MSG has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have executed on the date indicated below after concluding that this Agreement is satisfactory to you;
(f)    That if you choose to execute this Agreement before the expiration of the twenty-one- (21) day period, you do so freely, voluntarily and with full knowledge of your rights; and
(g)That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 7(a) above, and it shall not become effective until the expiration of such seven- (7) day revocation period.

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121

We wish you luck in your future endeavors.
                        Sincerely yours,

MSG NETWORKS INC.

/s/ David Granville-Smith
By:    David Granville-Smith
Title:    Executive Vice President

Sincerely yours,

SPHERE ENTERTAINMENT CO., solely for the purposes of the Sphere Specified Sections

/s/ David Granville-Smith
By:    David Granville-Smith
Title:    Executive Vice President

Sincerely yours,

MADISON SQUARE GARDEN ENTERTAINMENT CORP., solely for the purposes of the MSGE Specified Sections

/s/ Laura Franco
By:    Laura Franco
Title:    Executive Vice President & General Counsel

Accepted and Agreed to:

/s/ Andrea Greenberg
Andrea Greenberg

Date:	9/8/2025

MSG NETWORKS INC.
11 PENN PLAZA, NEW YORK, NY 10121